                            press information

MOOGINC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000

release date	Immediate	contact	Ann Marie Luhr
	April 29, 2016		716-687-4225

MOOG INC. ANNOUNCES SECOND QUARTER RESULTS

East Aurora, NY - Moog Inc. (NYSE: MOG.A and MOG.B) today announced second quarter earnings per share of $0.85, up 6% from last year on slightly lower sales of $611 million. Cash flow from operating activities was strong, at $79 million, while net earnings of $31 million were down marginally from a year ago.

Total Aircraft Controls sales in the quarter were slightly higher at $276 million. Commercial OEM sales were 3% higher, at $114 million. Increased sales to Airbus, up 36%, offset slightly weaker Boeing sales, down 5%, and business jet sales, down 20%. Commercial aftermarket sales were $30 million, up 2%, on initial provisioning spares for the A350 program.

Military aircraft sales were down 2%, to $132 million. OEM sales were slightly higher, at $81 million, with higher foreign military sales offsetting lower V-22 tilt rotor sales. Military aftermarket sales were down 6%, to $51 million, as the C-5 modernization program continues to wind down.

Space and Defense segment sales were $89 million, 4% lower than a year ago. Space sales were $43 million, a decrease of 12% due to lower sales of controls for satellites. Defense sales of $46 million were up 4% on improved military vehicle sales.

Sales in the Company’s Industrial Systems segment were flat at $128 million. Sales of simulation and test products, including motion bases for flight training simulators, were 11% higher, at $31 million. Excluding currency effects, industrial automation sales of $66 million were stable and in line with the broader industrial economy. Sales into energy markets were down 6% from last year, to $31 million.

Components segment sales at $94 million, were 18% lower than last year but up nicely from the first quarter. Sales of aerospace and defense products were $40 million, down 13%, partly due to softer helicopter program and aftermarket sales. Sales into energy, industrial and medical markets experienced slowdowns across a range of programs.

The Medical Devices segment had sales of $24 million in the quarter, mostly unchanged from a year ago. Through the first six months of the year, excluding previously divested life sciences sales, organic sales are up 11%.

The Company incurred $8 million in restructuring during the quarter, mostly associated with the Aircraft Controls segment.

The twelve month consolidated backlog is $1.2 billion compared to $1.3 billion a year ago.

The Company maintained its previous guidance for 2016 to include sales for the year at $2.47 billion and earnings per share of $3.35, plus or minus $0.15 per share.

“We’re pleased with the results of the quarter,” said John Scannell, Chairman and CEO. “We came in at the high end of our guidance, had strong cash flow and we’re maintaining our sales and EPS forecast for the full year.”

In conjunction with today’s release, Moog will host a conference call beginning at 10:00 a.m. ET, which will be broadcast live over the Internet. John Scannell and Don Fishback, CFO, will host the call. Listeners can access the call live or in replay mode at www.moog.com/investors/communications. Supplemental financial data will be available on the webcast link prior to the conference call.

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment. Additional information about the company can be found at www.moog.com.

Cautionary Statement

Information included or incorporated by reference in this report that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include:

•	the markets we serve are cyclical and sensitive to domestic and foreign economic conditions and events, which may cause our operating results to fluctuate;

•	we operate in highly competitive markets with competitors who may have greater resources than we possess;

•
we depend heavily on government contracts that may not be fully funded or may be terminated, and the failure to receive funding or the termination of one or more of these contracts could reduce our sales and increase our costs;

•	we make estimates in accounting for long-term contracts, and changes in these estimates may have significant impacts on our earnings;

•	we enter into fixed-price contracts, which could subject us to losses if we have cost overruns;

•	we may not realize the full amounts reflected in our backlog as revenue, which could adversely affect our future revenue and growth prospects;

•	if our subcontractors or suppliers fail to perform their contractual obligations, our prime contract performance and our ability to obtain future business could be materially and adversely impacted;

•
contracting on government programs is subject to significant regulation, including rules related to bidding, billing and accounting kickbacks and false claims, and any non-compliance could subject us to fines and penalties or possible debarment;

•	the loss of The Boeing Company as a customer or a significant reduction in sales to The Boeing Company could adversely impact our operating results;

•	our new product research and development efforts may not be successful which could reduce our sales and earnings;

•	our inability to adequately enforce and protect our intellectual property or defend against assertions of infringement could prevent or restrict our ability to compete;

•	our business operations may be adversely affected by information systems interruptions, intrusions or new software implementations;

•	our indebtedness and restrictive covenants under our credit facilities could limit our operational and financial flexibility;

•
significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could adversely affect our earnings and equity and increase our pension funding requirements;

•	a write-off of all or part of our goodwill or other intangible assets could adversely affect our operating results and net worth;

•	our sales and earnings may be affected if we cannot identify, acquire or integrate strategic acquisitions, or if we engage in divesting activities;

•	our operations in foreign countries expose us to political and currency risks and adverse changes in local legal and regulatory environments;

•	unforeseen exposure to additional income tax liabilities may affect our operating results;

•	government regulations could limit our ability to sell our products outside the United States and otherwise adversely affect our business;

•	governmental regulations and customer demands related to conflict minerals may adversely impact our operating results;

•
the failure or misuse of our products may damage our reputation, necessitate a product recall or result in claims against us that exceed our insurance coverage, thereby requiring us to pay significant damages;

•	future terror attacks, war, natural disasters or other catastrophic events beyond our control could negatively impact our business;

•	our operations are subject to environmental laws, and complying with those laws may cause us to incur significant costs; and

•	we are involved in various legal proceedings, the outcome of which may be unfavorable to us.

These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

Moog Inc.
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 2, 2016	April 4, 2015	April 2, 2016	April 4, 2015
Net sales	$611,142	$637,246	$1,179,599	$1,267,769
Cost of sales	431,955	463,696	838,952	910,301
Gross profit	179,187	173,550	340,647	357,468
Research and development	39,731	31,404	74,529	62,725
Selling, general and administrative	82,771	92,158	165,765	189,985
Interest	8,935	7,669	17,257	13,037
Restructuring	8,069	—	8,342	—
Other	(936)	921	(1,518)	885
Earnings before income taxes	40,617	41,398	76,272	90,836
Income taxes	9,710	9,305	19,205	23,478
Net earnings attributable to common shareholders and noncontrolling interest	$30,907	$32,093	$57,067	$67,358

Net earnings (loss) attributable to noncontrolling interest	(143)	—	(224)	—

Net earnings attributable to common shareholders	$31,050	$32,093	$57,291	$67,358

Net earnings per share attributable to common shareholders
Basic	$0.85	$0.81	$1.57	$1.68
Diluted	$0.85	$0.80	$1.55	$1.66

Average common shares outstanding
Basic	36,481,996	39,601,795	36,597,972	40,116,731
Diluted	36,693,190	39,984,668	36,860,760	40,550,814

Moog Inc.
CONSOLIDATED SALES AND OPERATING PROFIT
(dollars in thousands)

	Three Months Ended			Six Months Ended
	April 2, 2016		April 4, 2015	April 2, 2016		April 4, 2015
Net sales:
Aircraft Controls	$275,769		$274,396	$530,604		$540,764
Space and Defense Controls	89,175		93,256	171,815		193,211
Industrial Systems	128,244		129,145	253,423		262,511
Components	93,813		115,062	173,388		222,766
Medical Devices	24,141		25,387	50,369		48,517
Net sales	$611,142		$637,246	$1,179,599		$1,267,769
Operating profit:
Aircraft Controls	$19,042		$22,336	$37,173		$46,794
	6.9%	*	8.1%	7.0%	*	8.7%
Space and Defense Controls	13,357		4,909	25,173		13,635
	15.0%		5.3%	14.7%		7.1%
Industrial Systems	13,270		12,685	26,903		25,904
	10.3%		9.8%	10.6%		9.9%
Components	8,385		15,900	13,085		32,862
	8.9%		13.8%	7.5%		14.8%
Medical Devices	2,554		716	5,833		3,052
	10.6%		2.8%	11.6%		6.3%
Total operating profit	56,608		56,546	108,167		122,247
	9.3%		8.9%	9.2%		9.6%
Deductions from operating profit:
Interest expense	8,935		7,669	17,257		13,037
Equity-based compensation expense	983		568	1,919		3,966
Corporate and other expenses, net	6,073		6,911	12,719		14,408
Earnings before income taxes	$40,617		$41,398	$76,272		$90,836
 * Included $5,923 of restructuring charges. Adjusted operating margin is 9.1% and 8.1% for the three and six months ended April 2, 2016, respectively.

Moog Inc.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	April 2, 2016	October 3, 2015
ASSETS
Current assets
Cash and cash equivalents	$348,322	$309,853
Receivables	703,022	698,419
Inventories	500,224	493,360
Deferred income taxes	92,127	91,210
Prepaid expenses and other current assets	38,096	34,653
Total current assets	1,681,791	1,627,495
Property, plant and equipment, net	529,735	536,756
Goodwill	752,826	737,212
Intangible assets, net	129,350	143,723
Other assets	41,943	41,285
Total assets	$3,135,645	$3,086,471
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$1,370	$83
Current installments of long-term debt	434	34
Accounts payable	155,763	165,973
Accrued salaries, wages and commissions	119,204	125,270
Customer advances	177,557	167,423
Contract loss reserves	29,740	30,422
Other accrued liabilities	112,738	116,300
Total current liabilities	596,806	605,505
Long-term debt, excluding current installments	1,103,342	1,075,067
Long-term pension and retirement obligations	322,407	348,239
Deferred income taxes	69,364	60,209
Other long-term liabilities	3,211	2,919
Total liabilities	2,095,130	2,091,939
Commitment and contingencies	—	—
Redeemable noncontrolling interest	8,377	—
Shareholders’ equity
Common stock	51,280	51,280
Other shareholders' equity	980,858	943,252
Total shareholders’ equity	1,032,138	994,532
Total liabilities and shareholders’ equity	$3,135,645	$3,086,471

Moog Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Six Months Ended
	April 2, 2016	April 4, 2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings attributable to common shareholders and noncontrolling interest	$57,067	$67,358
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	38,554	40,460
Amortization	11,428	12,946
Deferred income taxes	2,292	9,071
Equity-based compensation expense	1,919	3,966
Other	5,991	3,348
Changes in assets and liabilities providing (using) cash:
Receivables	(5,606)	20,461
Inventories	(5,330)	(7,847)
Accounts payable	(13,439)	18,934
Customer advances	10,888	(3,358)
Accrued expenses	(5,802)	(20,747)
Accrued income taxes	2,552	(7,729)
Net pension and post retirement liabilities	(13,171)	(7,014)
Other assets and liabilities	(8,920)	1,699
Net cash provided by operating activities	78,423	131,548
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of businesses, net of cash acquired	(11,016)	—
Purchase of property, plant and equipment	(27,685)	(37,921)
Other investing transactions	1,058	3,551
Net cash used by investing activities	(37,643)	(34,370)
CASH FLOWS FROM FINANCING ACTIVITIES
Net short-term repayments	—	(3,237)
Proceeds from revolving lines of credit	210,320	248,785
Payments on revolving lines of credit	(182,455)	(383,785)
Payments on long-term debt	(9,660)	(5,241)
Proceeds from senior notes, net of issuance costs	—	294,430
Proceeds from sale of treasury stock	2,229	10,542
Purchase of outstanding shares for treasury	(25,156)	(204,958)
Proceeds from sale of stock held by SECT	2,897	—
Purchase of stock held by SECT	(1,515)	(8,440)
Purchase of stock held by SERP Trust	(2,300)	—
Excess tax benefits from equity-based payment arrangements	471	5,888
Net cash used by financing activities	(5,169)	(46,016)
Effect of exchange rate changes on cash	2,858	(20,796)
Increase in cash and cash equivalents	38,469	30,366
Cash and cash equivalents at beginning of period	309,853	231,292
Cash and cash equivalents at end of period	$348,322	$261,658